UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 28, 2006

CALPINE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-12079	77-0212977
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

50 West San Fernando Street, San Jose, California 95113

717 Texas Avenue, Houston, Texas 77002

(Addresses of principal executive offices and zip codes)

Registrant’s telephone number, including area code: (408) 995-5115

50 West San Fernando Street, San Jose, California 95113

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 — OTHER EVENTS

On December 28, 2006, the United States Bankruptcy Court for the Southern District of New York (the “U.S. Bankruptcy Court”) approved an order modifying the Second Amended Final Order Authorizing Use of Cash Collateral and Granting Adequate Protection, dated February 24, 2006, as modified by orders entered on June 21, 2006, July 12, 2006, October 25, 2006, November 15, 2006, and December 20, 2006, which allows Calpine Corporation (the “Company”) to make adequate protection payments to the holders of the Company’s Second Priority Senior Secured Floating Rate Notes Due 2007 (the “Floating Rate Notes”), 8 1/2% Second Priority Senior Secured Notes Due 2010 (the “8 1/2% Notes”), 8 3/4% Second Priority Senior Secured Notes Due 2013 (the “8 3/4% Notes”), and 9 7/8% Second Priority Senior Secured Notes Due 2011 (the “9 7/8% Notes”) and to the lenders of the Company’s Senior Secured Term Loans Due 2007 (the “Second Lien Term Loans” and, collectively with the Floating Rate Notes, the 8 1/2% Notes, the 8 3/4% Notes and the 9 7/8% Notes, the “Second Priority Debt”). Each of the Second Lien Term Loan lenders has until January 12, 2007, to notify the agent for the Second Lien Term Loans whether such lender elects not to receive adequate protection payments as set forth in the order (the “Payment Package”). A hearing is scheduled to be held on February 27, 2007, to address, among other things, any requests for adequate protection by Second Lien Term Loan lenders that elected not to receive the Payment Package and/or whether Second Lien Term Loan lenders are entitled to make an election not to receive the Payment Package.

Pursuant to the order, the Company is not permitted to draw on its $1 billion revolving credit facility (the “Revolver”) under its $2 billion debtor-in-possession credit facility (the “DIP Facility”) to make adequate protection payments with respect to the Second Priority Debt, but may only use unrestricted cash on hand to the extent such unrestricted cash is in excess of $10 million and there is a zero balance (other than any letters of credit) on the Revolver to make such payments. The Company is required to use commercially reasonable efforts to cause its direct and indirect subsidiaries to upstream cash to the Company (which, in the case of any subsidiaries that have filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court, shall be via intercompany loan). Subject to these liquidity requirements, and provided there is no default or event of default under the DIP Facility at the time or as a result of such payment, the Company is required to pay holders of the Second Priority Debt (with the exception of Second Lien Term Loan lenders that elect not to receive the Payment Package) a total of $100.3 million as adequate protection payments for 2006 in four equal quarterly installments on March 31, 2007, June 30, 2007, September 30, 2007, and December 31, 2007. To the extent any quarterly payment is not paid in full due to the liquidity requirements, the unpaid balance would carry over and be added to the next quarterly payment. In addition, the Company is required to pay a total of $216 million as adequate protection payments for 2007 for the Second Priority Debt that carries a fixed rate (comprising the 8 1/2% Notes, the 8 3/4% Notes, and the 9 7/8% Notes) in four installments on January 15, 2007, June 1, 2007, July 15, 2007, and December 1, 2007. Further, the Company is required to make adequate protection payments for 2007 to holders of the Second Priority Debt (with the exception of Second Lien Term Loan lenders that elect not to receive the Payment Package) that carries a floating rate (comprising the Floating Rate Notes and the Second Lien Term Loans) based on the rates in effect at the time of payment in four quarterly installments on January 15, 2007, April 15, 2007, July 15, 2007, and October 15, 2007. It is impossible at this time to predict with any specificity the amounts that ultimately will be paid with respect to adequate protection payments to be made on Second Priority Debt that carries a floating interest rate; however, based on an assumed LIBOR rate of 5.37% and a prime rate of 8.25%, and assuming that all Second Lien Term Loan lenders receive the Payment Package, the total 2007 adequate protection payment for floating rate Second Priority Debt is estimated to be approximately $150 million. Payment of the adequate protection payments for 2007 is subject to there being no default or event of default under the DIP Facility at the time or as a result of such payment and subject to the liquidity requirements. To the extent adequate protection payments for 2007 are not made in full due to the liquidity requirements, the unpaid balance will carry over and be added to the next scheduled payment. In exchange for these payments, the holders of the Second Priority Debt (with the exception of Second Lien Term Loan lenders that elect not to receive the Payment Package) have agreed to waive certain claims for default interest or interest on interest. The Company expects to record additional interest expense in 2006 and 2007 in the total amount of approximately $466 million, which is the total additional estimated payments provided for by the modifications as outlined above.

Forward-Looking Statements

In addition to historical information, this report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company uses words such as “believe,” “intend,” “expect,” “anticipate,” “plan,” “may,” “will” and similar expressions to identify forward-looking statements. Such statements include, among others, those concerning expected financial performance and strategic and operational plans, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. Any such forward-looking statements are not guarantees of future performance and that a number of risks and uncertainties could cause actual results to differ materially from those anticipated in the forward-looking statements. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future developments or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALPINE CORPORATION

	By:	/s/ Charles B. Clark, Jr.
Charles B. Clark, Jr.
Senior Vice President, Chief Accounting Officer

Date: January 9, 2007

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